Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov Certificate, Amendment or Withdrawal of Designation NRS 78.1955, 78.1955(6) Certificate of Designation Certificate of Amendment to Designation - Before Issuance of Class or Series Certificate of Amendment to Designation - After Issuance of Class or Series Certificate of Withdrawal of Certificate of Designation TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT Page 1 of 1 Revised: 1/1/2019 * Attach additional page(s) if necessary This form must be accompanied by appropriate fees. 1. Entity information: Name of entity: Medicine Man Technologies, Inc. Entity or Nevada Business Identification Number (NVID): E0149142014 - 4 2. Effective date and time: For Certificate of Designation or Date: Time: Amendment to Designation Only (Optional): (must not be later than 90 days after the certificate is filed) 3. Class or series of stock: (Certificate of Designation only) The class or series of stock being designated within this filing: 4. Information for amendment of class or series of stock: The original class or series of stock being amended within this filing: Series A Cumulative Convertible Preferred Stock 5 . Amendment of class or series of stock : Certificate of Amendment to Designation - Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. Certificate of Amendment to Designation - After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. 6. Resolution: Certificate of Designation and Amendment to Designation only) By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Section 2 of the Certificate of Designation is hereby amended as set forth on Annex A attached hereto. (See Annex A, attached.) 7. Withdrawal: Designation being Date of Withdrawn: Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * 8. Signature: (Required) X _ /s _ / _ D _ a _ n _ i _ e _ l _ R _ . _ P _ a _ b _ o _ n Date: 03/01/2021 Signature of Officer

1

MEDICINE MAN TECHNOLOGIES, INC.

CERTIFICATE OF AMENDMENT TO DESIGNATION

OF

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

Annex A

6. Resolution (cont’d): Section 2 of the Certificate of Designation is hereby amended to read in its entirety as follows:

“2. Designation, Par Value and Preference Amount. The series of preferred stock is hereby designated as Series A Cumulative Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 110,000. Each share of Preferred Stock shall have a par value of $0.001 per share and a preference amount equal to $1,000, subject to increase as set forth in Section 4 below (the “Preference Amount”).”

* * * * *

2